EXHIBIT 99.1
NEWS RELEASE
RANGE PROVIDES OPERATIONS UPDATE
FORT WORTH, TEXAS, SEPTEMBER 2, 2008...RANGE RESOURCES CORPORATION (NYSE:RRC) Range Resources today provided an operations update. Previously the Company had indicated that the first phase of the pipeline and processing build out for its Marcellus Shale development in Appalachia was expected to be completed in the first quarter of 2009. Marcellus production was previously anticipated to reach 30 Mmcfe per day by the end of the first quarter 2009. Due to excellent progress by the Range and MarkWest teams and the various subcontractors working on the project, the first phase is ahead of schedule. As a result, production is now expected to commence early in the fourth quarter of 2008. During the fourth quarter, previously drilled wells will be turned to production and by year-end production is projected to reach 30 Mmcfe per day.
Range is on track to complete its 2008 Marcellus development program as planned. Currently three rigs are in operation, and the 40-well horizontal program is progressing with encouraging results. Plans are to steadily increase drilling operations to eight rigs by year-end 2009. In addition, Range has arrangements for both water procurement and disposal to carry out these operations. Range is working closely with state and local officials to ensure that its operations are conducted in a safe and environmentally prudent manner. With regard to pipeline capacity, Range has secured firm capacity that escalates to 150 Mmcf per day over time. We are in discussions to increase our pipeline capacity to over 300 Mmcf per day. Lastly, we continue to aggressively build out our acreage position.
In the Barnett Shale play in North Texas, Range previously announced that it had experienced pipeline curtailments beginning in the second quarter. Recently, a large third-party pipeline expansion has been completed, providing the capacity for Range to return its shut-in Barnett gas to production. Currently, our Barnett Shale production is exceeding 100 Mmcfe per day. Range currently has six rigs running in the Barnett Shale play and expects to continue to ramp up production at low cost for many years to come.
Due to the earlier than expected ramp up of the Marcellus Shale development, the resolution of the pipeline constraints in the Barnett Shale, and solid drilling results in its other areas of operations, Range’s production should continue to climb through the remainder of 2008. Range anticipates that its production will cross through the 400 Mmcfe per day milestone by year-end 2008.
Range’s Chairman and CEO, John H. Pinkerton, commented, “Our solid drilling results coupled with the faster than expected Marcellus Shale ramp up and the pipeline constraint resolution in the Barnett Shale give us significant momentum for the remainder of 2008 and into 2009. Essentially all the progress in 2008 has been achieved through the drillbit. Our sharp operating focus and strong natural gas hedge position will serve us well for the remainder of 2008 and as we move into 2009. In particular, our progress in the Marcellus Shale development has greatly exceeded our expectations. This is an extraordinary opportunity for Range and its shareholders as well as the citizens of Pennsylvania. The Marcellus Shale produces natural gas which is less expensive, abundant and clean. Importantly, the Marcellus Shale development will provide thousands of jobs and significant economic benefits for the local communities. If the Marcellus Shale develops to its potential, it can be a “win-win” situation for everyone.”
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.
Except for historical information, statements made in this release, including those relating to arrangements for water procurement and disposal, future pipeline capacity, future production growth, future potential and planned wells are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of our hedging transactions, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.
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Contacts:           Rodney Waller, Sr. Vice President                                                                                817-869-4258
David Amend, IR Manager                                         817-869-4266       Karen Giles, Corporate Communications Manager      817-869-4238
Main number:           817-870-2601
www.rangeresources.com

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